EXHIBIT 23

 CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Chang G. Park, CPA, Ph. D.
371 E STREET
CHULA VISTA, CALIFORNIA 91910-2615
TELEPHONE (858)722-5953 FAX (858) 408-2695  FAX (858) 764-5480
 E-MAIL changgpark@gmail.com

June 12, 2009

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of June 9, 2009 on the audited consolidated financial statements of PTM Publications Incorporated and subsidiary as of February 28, 2009 in any filings that are necessry now or in the near future with the U.S Securities and Exchange Commission.

Very truly yours,

/s/ Chang G. Park
____________________
CHANG G. PARK, CPA